Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX INTERNATIONAL ANNOUNCES COMPLETION OF PUBLIC OFFERING OF COMMON STOCK

MEDWAY, MA, May 22, 2006 - Cybex International, Inc. (AMEX: CYB) announced today that it has completed its public offering of 3.5 million shares of CYBEX common stock at $5.50 per share. Of the total shares sold, 1.75 million shares were issued by CYBEX and 1.75 million shares were sold by the selling stockholders, including UM Holdings Ltd., John Aglialoro and Joan Carter. CYBEX did not receive any proceeds from the sale of the shares by the selling stockholders. CYBEX and the selling stockholders have granted the underwriters of the offering a 30-day option to purchase up to an additional 525,000 shares of common stock on the same terms, equally split between CYBEX and the selling stockholders.

Cybex International, Inc. is a manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.